Exhibit 15.2

April 14, 2025

Dada Nexus Limited
22/F, Oriental Fisherman’s Wharf
No. 1088 Yangshupu Road
Yangpu District, Shanghai 200082
People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information – D. Risk Factors – Risks Related to Our Business and Industry”, “Item 3. Key Information – D. Risk Factors – Risks Related to Our Corporate Structure”, “Item 4. Information on the Company – C. Organizational Structure – Contractual Arrangements with the Consolidated Affiliated Entity and Jingdong Bangneng” and “Item 10. Additional Information – E. Taxation” in Dada Nexus Limited’s annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-249512) that was filed on October 16, 2020 and the Registration Statement on Form S-8 (File No. 333-283647) that was filed on December 6, 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,
/s/ Shihui Partners
Shihui Partners